PROSPECTUS SUPPLEMENT                                               EXHIBIT 99.1
(To Prospectus dated February 17, 2006)              REGISTRATION NO.  333-54662

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                       Share         Primary
           Name of Company               Ticker        Amounts    Trading Market
----------------------------------       ------        -------    --------------
Amazon.com, Inc.                          AMZN            7           NASDAQ
Best Buy Co., Inc.                        BBY             9            NYSE
Costco Wholesale Corporation              COST            8           NASDAQ
CVS Corporation                           CVS            14            NYSE
Federated Department Stores                FD          11.738          NYSE
Kohl's Corporation                        KSS             6            NYSE
Limited Brands, Inc.                      LTD             8            NYSE
Lowe's Companies, Inc.(1)                 LOW            14            NYSE
RadioShack Corporation                    RSH             3            NYSE
Safeway Inc.                              SWY             9            NYSE
SUPERVALU INC.(2)                         SVU           1.456          NYSE
Target Corporation                        TGT            16            NYSE
The Gap, Inc.                             GPS            16            NYSE
The Home Depot, Inc.                       HD            40            NYSE
The Kroger Co.                             KR            15            NYSE
The TJX Companies, Inc.                   TJX            10            NYSE
Walgreen Co.                              WAG            19            NYSE
Wal-Mart Stores, Inc.                     WMT            36            NYSE

(1) The quantity of shares of Lowe's Companies, Inc. (NYSE: "LOW") represented by each 100 share round lot of Retail HOLDRS has increased to 28 shares (from
14) due to a 2 for 1 stock split. Therefore, effective July 7, 2006 deposits of Lowe's Companies, Inc. common stock for the creation of Retail HOLDRS increased to 28 shares.

(2) As a result of the merger between SUPERVALU INC. (NYSE: "SVU") and Albertson's, Inc., (NYSE: ABS) effective June 2, 2006, SUPERVALU INC. replaced Albertson's, Inc. as an underlying security of the Retail HOLDRS. For the 8 shares of Albertson's, Inc. per 100 shares round lot of Retail HOLDRS, The Bank of New York received 1.456 shares of SUPERVALU INC. and $162.80 in cash. The Bank of New York distributed the cash on June 13, 2006 at a rate of $1.628 per depositary share of Retail HOLDRS.


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.